Re: Del Amo Business Park
21311 Hawthorne Boulevard
Torrance, California

SEVENTH AMENDMENT TO LEASE

THE STATE OF CALIFORNIA §
§ KNOW ALL MEN BY THESE PRESENTS:
CITY OF TORRANCE §

THIS SEVENTH AMENDMENT TO LEASE (this "Amendment") has been executed as of the 29 day of August, 2003, by THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership ("Landlord"), and DYNAMICS TECHNOLOGY, INC., a California corporation ("Tenant").

R E C I T A L S:

A. The Platt Corporation and Tenant have heretofore executed that certain Office Lease (the "Original Lease"), dated as of April 4, 1984, as amended by: (1) Memorandum of Understanding, dated April 4, 1984, by and between Platt and Tenant; (2) Amendment to Office Lease, dated June 30, 1985, by and between Platt and Tenant; (3) Second Amendment to Lease, dated July 14, 1989, by and between Platt and Tenant; (4) Third Amendment to Lease, dated October 29, 1990, by and between DABP Associates and Tenant; (5) Fourth Amendment to Lease, dated September 2, 1992, by and between Del Amo Business Plaza, Inc. and Tenant; (6) Fifth Amendment to Lease (the "Fifth Amendment"), dated September 15, 1997, by and between Lennar Northeast Partners ("Prior Landlord") and Tenant; and (7) Sixth Amendment to Lease (the "Sixth Amendment"), dated as of May 20, 2002, by and between Landlord and Tenant (as the Original Lease was so amended, the "Lease"), pursuant to which Tenant is leasing approximately 14,061 rentable square feet on the second (2nd) and third (3rd) floors (the "Existing Premises") in that certain building known as Building B located at 21311 Hawthorne Boulevard, Torrance, California (the "Building"), and more particularly described in the Lease, which is located in that certain project known as Del Amo Business Park (the "Project"). Unless otherwise provided herein, capitalized words and phrases shall have the same meanings as those set forth in the Lease.

B. Landlord has acquired the Building and succeeded to all of Prior Landlord's interest as landlord under the Lease.

C. Tenant has exercised its option to expand the Premises in accordance with the terms and conditions set forth in this Amendment. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) expand the Existing Premises; (ii) extend the Term of the Lease; and (iii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01. Expansion of Premises. As of substantial completion of the Work described on Exhibit C attached hereto, subject to Tenant Delay (as defined in Exhibit B) (the "Effective Date"), and subject to the terms and conditions set forth in this Amendment, the Lease shall be amended to reflect that the Existing Premises shall be expanded to include the premises outlined on the cross-hatched floor plan attached hereto as Exhibit A (the "Expansion Premises") consisting of approximately 2,714 rentable square feet located on the second (2nd) floor of the Building in Suite 200 (the Existing Premises and the Expansion Premises being collectively referred to as the "Premises"). As of the Effective Date, the definition of Premises shall be amended to consist of 16,775 rentable square feet, being the 14,061 rentable square feet contained in the Existing Premises and the 2,714 rentable square feet contained in the Expansion Premises. Tenant agrees to execute a Verification Letter in the form attached hereto as Exhibit C within ten (10) days following the Effective Date.

SECTION 1.02. Lease Term. The term of the Lease for the Expansion Premises (the "Term") shall commence on the Effective Date and be coterminous with the term of the Lease for the Existing Premises, expiring February 29, 2008, subject to adjustment and earlier termination as provided in the Lease.

SECTION 1.03. Security Deposit. Tenant shall deposit with Landlord on the date hereof $4,889.46, to be held by Landlord, together with the existing $17,952.15 security deposit, as security for the performance of Tenant's obligations under the Lease.

SECTION 1.04. Base Rent - Expansion Premises. As of the Effective Date, the Base Rent for the Expansion Premises only (i.e., not the Original Premises) during the Term of the Lease shall be as follows:

Period:	Monthly Base Rent:
Effective Date - 2/29/04	$4,342.40
3/1/04 – 2/28/05	$4,478.10
3/1/05 – 2/28/06	$4,613.80
3/1/06 – 2/28/07	$4,749.50
3/1/07 – 2/29/08	$4,885.20

The Base Rent shall be due and payable in equal monthly installments, each such monthly installment due and payable on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever.

SECTION 1.05. Operating Costs/Taxes. Operating Costs and Taxes for the Expansion Premises shall be paid at the same time and in the same manner as Operating Costs and Taxes for the Existing Premises. As of the Effective Date, "Tenant's Proportionate Share" shall be amended to be 14.25% (i.e., 16,775 rentable square feet in the Premises divided by 117,749 rentable square feet in the Project).

SECTION 1.06. Commissions. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Landlord and Tenant hereby indemnify each other from the payment of any commissions owed to any broker with respect to this Amendment resulting from the acts of such party, but not otherwise.

SECTION 1.07. "AS IS". Except as set forth in Exhibit B attached hereto with respect to the Expansion Premises, Tenant accepts the entire Premises in its "as is" "where is" condition and acknowledges that Landlord has no obligation to pay or reimburse Tenant for, or otherwise make, any improvements, alterations or additions to any of the Premises.

SECTION 1.08. Delay in Delivery. Since this Amendment is being executed before the Expansion Premises become vacant and a present occupant could hold over preventing Landlord from acquiring possession of the Expansion Premises, (i) Tenant's obligation to pay Base Rent hereunder for the Expansion Premises only (not the Existing Premises) shall be waived until Landlord tenders possession of the Expansion Premises to Tenant, with the Improvements described on Exhibit B substantially complete, subject to Tenant Delay; (ii) Landlord shall not be in default hereunder or be liable for damages therefor; and (iii) Tenant shall accept possession of the Expansion Premises when Landlord tenders possession thereof to Tenant, with the Improvements described on Exhibit B substantially completed. Notwithstanding any provision to the contrary contained in the Lease or this Amendment, in the event that Landlord is unable to deliver the Expansion Premises to Tenant on or before the Delivery Deadline (hereinafter defined), Tenant may, in Tenant's sole and absolute discretion, and as Tenant's sole and exclusive remedy, elect to terminate this Amendment (the "Amendment Termination Option") effective as of the date Landlord receives the Termination Notice

(hereinafter defined) (the "Amendment Termination Date") by providing Landlord with written notice (the "Amendment Termination Notice") of such election within 10 days of the Delivery Deadline accompanied by payment of the Amendment Termination Fee (hereinafter defined). If Tenant fails to timely deliver the Amendment Termination Notice, Tenant shall be deemed to have waived its right to terminate this Amendment, and the Lease shall remain in effect. If there are any uncured defaults by Tenant as of the date Tenant delivers the Amendment Termination Notice or as of the Amendment Termination Date, the Amendment Termination Option shall be void, and the Lease shall remain in effect. The "Delivery Deadline" shall be the 90th day following the later to occur of (a) the date of a termination agreement between Landlord and an existing occupant of the Expansion Premises which terminates such occupant's right to possession of the Expansion Premises, or (b) the date of this Amendment. The "Amendment Termination Fee" shall be an amount equal to all of Landlord's actual out-of-pocket costs incurred relating to this Amendment including but not limited to legal fees, Space Plan costs, Plan costs, and costs of the Improvements. Commencing on the 90th day prior to the Delivery Deadline, Landlord shall use commercially reasonable efforts to obtain possession of the Expansion Premises if Landlord has not already obtained possession of the Expansion Premises.

SECTION 1.09. Further Amendments. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment.

Article II

MISCELLANEOUS

SECTION 2.01. Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Tenant represents to Landlord that Tenant (a) is currently unaware of any default by Landlord under the Lease; and (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of Tenant enforceable in accordance with its terms.

SECTION 2.02. Notices. All notices to be delivered to Landlord under the Lease or otherwise with respect to the Premises shall, unless Landlord otherwise notifies Tenant, be delivered to Landlord in accordance with notice provisions of the Lease to the following address:

c/o TA Associates Realty
1301 Dove Street
Suite 860
Newport Beach, California 92660-2440
Attention: Asset Manager – Del Amo California Portfolio

SECTION 2.03. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

SECTION 2.04. Counterparts. This Amendment may be executed in counterparts and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Amendment. Facsimile signatures shall be deemed original signatures for all purposes.

SECTION 2.05. Confidentiality. Tenant acknowledges and agrees that the terms of this Amendment are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord's relationship with other tenants of the Project. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Amendment to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord's sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

[SIGNATURES FOLLOW NEXT PAGE]

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

Dated: August __, 2003

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By: Realty Associates Fund V LLC,
a Massachusetts limited liability company,
general partner

By: Realty Associates Advisors LLC,
a Delaware limited liability company,
Manager

By: Realty Associates Advisors Trust,
a Massachusetts business trust,
sole member

By: ______________________
Officer
Scott W. Amling
Regional Director

By: Realty Associates Fund V Texas Corporation,
a Texas corporation, general partner

By: ______________________
Officer
Scott W. Amling
Regional Director

Date: August 29, 2003

TENANT:

DYNAMICS TECHNOLOGY, INC.,
a California corporation

By: ______________________
Name: Thomas B. Levy
Title: CEO

EXHIBIT A

EXPANSION PREMISES


DEL AMO BUSINESS PLAZA
21311 Hawthorne Boulevard
Torrance, California
SECOND FLOOR
DAVIS PARTNERS INC.

87

EXHIBIT B

WORK LETTER AGREEMENT
(Improvement Allowance)

This Work Letter Agreement ("Agreement"), dated for reference purposes only August __, 2003, is entered into by and between The Realty Associates Fund V, L.P., a Delaware limited partnership ("Landlord"), and Dynamics Technology, Inc., a California corporation ("Tenant"). Concurrently with the execution of this Agreement, Landlord and Tenant have entered into a Seventh Amendment to Lease of that certain Lease, dated April 4, 1984 (as thereafter amended, the "Lease") covering certain premises (the "Expansion Premises") more particularly described in the Lease. Pursuant to the Amendment, Tenant has leased an additional 2,714 rentable square feet on the second (2nd) floor of the Building (the "Expansion Premises"). In consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

1. *Tenant Improvement Coordinator.* Within three (3) days after this Agreement is executed by Landlord and Tenant, Landlord and Tenant shall each designate in writing the name of one person who shall be that party's tenant improvement representative for the improvements to the Premises. All communication concerning such tenant improvements shall be directed to the appropriate party's tenant improvement representative. Tenant shall not have the right or authority to instruct Landlord's contractor to take any action. Any action Tenant desires Landlord's contractor to take shall be communicated by Tenant to Landlord's tenant improvement representative, and Landlord's tenant improvement representative shall give the necessary instructions to the contractor.

2. *Plans and Specifications.*

2.1 *Space Plan.* Within ten (10) days after the execution of the Lease, Tenant shall submit to Landlord for approval a detailed space plan ("Space Plan") for the Premises which shall include without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads, voice/data equipment and other special requirements. Tenant may use an architect or space planner reasonably acceptable to Landlord. Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Space Plan. Within a reasonable period after receipt by Landlord of the Space Plan, Landlord (i) shall give its written approval with respect thereto, or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within three (3) days following Tenant's receipt of Landlord's disapproval, Tenant shall submit to Landlord for approval the requested revisions or modifications. Within a reasonable period following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord's earlier requests), and any time delay incurred

in the approval of the Space Plan from the date of this second notice of disapproval shall constitute Tenant Delay (as that term is defined in section 7 hereof). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Tenant's Space Plan.

2.2 *PLANS.* Based on the approved Space Plan, Tenant shall cause to be prepared and to be submitted to Landlord for approval detailed plans, specifications and working drawings ("Plans") for the construction of Tenant's leasehold improvements to the Premises ("Improvements"). Tenant may use an architect or space planner reasonably acceptable to Landlord. As used herein, the term "Improvements" shall include all non-base building work to be done in the Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wallcoverings), window coverings, electrical (including lighting, switching, telephones, outlets, voice/data equipment, computer and special electrical equipment, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. If Tenant has leased an entire floor, the Improvements shall include finished toilet rooms, corridors and elevator vestibules. Tenant shall submit the Plans to Landlord for approval within ten (10) days following Landlord's approval of the Space Plan. Within a reasonable period after receipt by Landlord of the Plans, Landlord (i) shall give its written approval with respect thereto, or (ii) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within five (5) days following Tenant's receipt of Landlord's disapproval, Tenant shall submit to Landlord for approval the requested revisions or modifications. Within a reasonable period following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord's earlier requests), and any time delay incurred in the approval of the Plans from the date of this second notice of disapproval shall constitute Tenant Delay. The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Tenant's Plans. After approval of the Plans by Landlord, no further changes to the Plans shall be made without the prior written approval of Landlord and only after Tenant agreeing that any delays in design and/or construction resulting from such change shall constitute a Tenant Delay. Tenant acknowledges that Landlord's review and approval of the Plans is not conducted for the purpose of determining the accuracy and completeness of the Plans, their compliance with applicable codes and governmental regulations or their sufficiency for purposes of obtaining a building permit, all of which shall remain the responsibility of Tenant and Tenant's architect. Accordingly, Landlord shall not be responsible for any delays in obtaining the building permit due to the insufficiency of the Plans or any delays due to changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans, which delays shall constitute Tenant Delay.

3. *SPECIFICATIONS FOR BUILDING STANDARD IMPROVEMENTS* Specifications and details for building standard improvements ("Standards") are available from Landlord. Except as specified in section 4 below, the Space Plan and Plans shall be consistent with the Standards, and no deviations shall be permitted from the Standards without Landlord's consent as set forth in section 4 below.

4. ***Grounds for Disapproval.*** Tenant may request deviations from the Standards for Improvements provided that the deviations ("Non-Standards") shall not be of lesser quality than the Standards. Landlord shall not be required to approve any Non-Standards that are not acceptable to Landlord, in Landlord's sole and absolute discretion.

5. ***Improvement Cost and Allowance.***

5.1 ***Cost Breakdown.*** Within a reasonable period following approval of the Plans, Landlord shall provide Tenant with a breakdown of the estimated total cost of the Improvements ("Cost Breakdown"), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the Space Plan and the Plans (inclusive of all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor's overhead and supervision fees and the construction supervisory fee referred to in section 6.3 hereof). Within five (5) days after receipt by Tenant of the Cost Breakdown, Tenant shall either approve the same in writing or shall provide Landlord with a detailed list of revisions to the approved Plans, and any time delay incurred in the approval of the Cost Breakdown from the date of Landlord's receipt of Tenant's list of revisions to the approved Plans shall constitute Tenant Delay. The Cost Breakdown shall not include the cost of purchasing furniture, fixtures or equipment (collectively, "FF&E"), and the cost of all FF&E shall be paid by Tenant, at Tenant's sole expense. References to or depictions of FF&E on the Space Plan or the Plans shall not be interpreted to entitle Tenant to use any portion of the Improvement Allowance (as defined below) to pay costs or expenses associated with the purchase or installation of FF&E.

5.2 ***Improvement Allowance.*** Landlord hereby grants to Tenant an "Improvement Allowance" in an amount equal to the following sums: (a) $10.00 per rentable square foot multiplied by a fraction, (i) the numerator of which is the number of full months remaining in the Term as of the Effective Date and (ii) the denominator of which is 60, in accordance with the Fifth Amendment, and (b) the remaining balance of the Construction Allowance granted to Tenant in the Sixth Amendment in the amount of (i) $19,745.22 and (ii) an additional ~~$4,425.00~~ $5,125.6 if Centrifugal Tech ("CT") does not claim said amount within six (6) months following the date hereof. If CT claims said amount within said six (6) month period, Tenant shall have no further right thereto or, if CT claims said amount or any additional amount at any time thereafter, Tenant shall immediately refund said amount (and any additional amount claimed by CT) to Landlord upon Landlord's demand therefor. The Improvement Allowance shall be used only for the items specified in the Cost Breakdown. In the event that the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay to Landlord the sum in excess of the Improvement Allowance by cashier's check, which payment shall be made within five (5) days of Landlord's notice to Tenant that Landlord is prepared to commence construction.

5.3 ***Cost Increases.*** In the event that the cost of the Improvements increases subsequent to Tenant's approval of the Cost Breakdown due to the requirements of any

governmental agency imposed with respect to the construction of the Improvements or due to any other unforeseeable circumstances, Tenant shall pay to Landlord the amount of such increase within five (5) days of Landlord's written notice; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance.

5.4 *CHANGE IN PLANS.* In the event that Tenant requests a change in the Plans subsequent to approval of the Cost Breakdown, Landlord shall advise Tenant as to any increases in the cost of the Improvements and as to any delay such change would cause in the construction of the Improvements, which delay would constitute a Tenant Delay. Tenant shall approve or disapprove such change within five (5) days of written notice. In the event that Tenant approves such change, Tenant shall accompany its approval with payment in the amount of the increase; provided, however, that Landlord shall first apply toward such increase any remaining balance in the Improvement Allowance. Landlord shall have the right to decline Tenant's request for a change in the approved Plans if the change is inconsistent with sections 2, 3 or 4 above, or if the change would, in Landlord's sole opinion, delay construction of the Improvements.

5.5 *NO REFUND.* If the actual cost of the Improvements does not exceed the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease. Any portion of the Improvement Allowance not used by Tenant prior to December 31, 2004, shall be forfeited by Tenant.

6. *CONSTRUCTION OF IMPROVEMENTS.*

6.1 *CONSTRUCTION.* Landlord shall bid the construction of the Improvements to three (3) general contractors, one of which shall be CAMM Construction. Landlord and Tenant shall mutually agree upon the contractor to perform the construction of the Improvements. Within a reasonable period following approval of the Cost Breakdown by Tenant, and upon payment of any sum required under section 5.2 above, Landlord shall instruct the selected contractor to secure a building permit and commence construction.

6.2 *COMPLETION.* Landlord shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner, but Landlord shall not be liable for any loss or damage as a result of delays in construction or delivery of possession of the Expansion Premises. The contractor shall obtain competitive bids from three (3) subcontractors for each trade.

6.3 *CONSTRUCTION SUPERVISORY FEE.* The cost of the Improvements shall include a construction supervisory fee equal to three percent (3%) of the total cost of constructing the Improvements.

7. *EFFECTIVE DATE.* If there shall be a delay ("Tenant Delay") in the substantial completion of the Improvements as a result of:

7.1 Tenant's failure to submit or revise the Space Plan within the time limits provided herein;

7.2 Tenant's failure to submit or revise the Plans within the time limits provided herein;

7.3 Tenant's failure to approve the Cost Breakdown or to pay the sum specified in section 5.2 above within the time limits provided herein;

7.4 Tenant's request for Non-Standards, whether as to materials or installation, that extend the time it takes to obtain necessary building permits or other governmental authorizations or construction period;

7.5 Insufficiency of the Plans that extend the time it takes to obtain necessary building permits or other governmental authorizations or changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans;

7.6 Tenant's changes in the Plans after the approval by Landlord; or

7.7 Any other act or omission of Tenant constituting a Tenant Delay under the terms of this Agreement.

8. ***DAMAGES FOR TENANT DELAY.*** Tenant shall pay to Landlord an amount equal to one thirtieth (1/30th) of the Base Rent due for the first full calendar month of the Lease term for each day of Tenant Delay. For purposes of the foregoing calculation, the Base Rent payable for the first full calendar month of the term of this Amendment shall not be reduced by any abated rent, conditionally waived rent, free rent or similar rental concessions, if any. Landlord and Tenant agree that the foregoing payment constitutes a fair and reasonable estimate of the damages Landlord will incur as the result of a Tenant Delay. Within thirty (30) days after Landlord tenders possession of the Expansion Premises to Tenant, Landlord shall notify Tenant of Landlord's reasonable estimate of the date Landlord could have delivered possession of the Expansion Premises to Tenant but for the Tenant Delays. After delivery of said notice, Tenant shall immediately pay to Landlord the amount described above for the period of Tenant Delay.

9. ***INCORPORATION.*** This Agreement is and shall be incorporated by reference in the Lease, and all of the terms and conditions of the Lease are and shall be incorporated herein by this reference.

ST

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

Dated: August __, 2003

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By: Realty Associates Fund V LLC,
a Massachusetts limited liability company,
general partner

By: Realty Associates Advisors LLC,
a Delaware limited liability company,
Manager

By: Realty Associates Advisors Trust,
a Massachusetts business trust,
sole member

By: ______________________
Officer Scott W. Amling
Regional Director

By: Realty Associates Fund V Texas Corporation,
a Texas corporation, general partner

By: ______________________
Officer Scott W. Amling
Regional Director

Date: August 21, 2003

TENANT:

DYNAMICS TECHNOLOGY, INC.,
a California corporation

By: ______________________
Name: Thomas B. Leahy
Title: CEO

LATA02-0086 A2-11BTPamendment.v2

EXHIBIT C
VERIFICATION LETTER

DYNAMICS TECHNOLOGY, INC., a California corporation ("Tenant"), hereby certifies that it has entered into a Seventh Amendment to Lease with THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership ("Landlord"), and verifies the following information as of the ____ day of ______ ________.

Address of Building:	Del Amo Business Park, 21311 Hawthorne Boulevard, Torrance, California
Number of Rentable Square Feet in Premises:	16,775 rentable square feet
Effective Date:	____________
Expiration Date:	____________
Tenant's Proportionate Share:	____________%
Initial Base Rent:	____________
Billing Address for Tenant:	____________
Attention:	____________
Telephone Number:	(___) ____________
Federal Tax I.D. No.:	____________

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant's satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT

DYNAMICS TECHNOLOGY, INC.,
a California corporation

By:________________
Name:______________
Title:_______________